EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2003 Stock Plan of Sybase, Inc., of our reports dated February 26, 2009, with respect to the consolidated financial statements and schedule of Sybase, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008 and the effectiveness of internal control over financial reporting of Sybase, Inc., filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
San Francisco, California
May 8, 2009